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Exhibit 12.1        Computation of Ratio of Earnings to Fixed Charges

                             Six Months
                               Ending
                              6/30/99     1998      1997      1996      1995      1994
Earnings before taxes         $41,400   $464,400  $104,900  $102,700  $123,500  $104,100

Add(Deduct)
  Fixed Charges                 7,400     31,400    38,200    33,500    31,500    23,200

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                         (700)      (800)     (500)     (700)     (800)     (400)

  Interest capitalized              0          0         0         0         0      (200)

Earnings available for fixed
 charges                      $48,100   $495,000  $142,600  $135,500  $154,200  $126,700
Fixed charges:
  Interest, including
   amounts capitalized          4,800     26,400    32,900    26,400    24,200    16,500

  Proportion of rent
   expense deemed to
   represent interest
   factor                       2,600      5,000     5,300     7,100     7,300     6,700

Fixed Charges                 $ 7,400   $ 31,400  $ 38,200  $ 33,500  $ 31,500  $ 23,200

Ratio of earnings to fixed
 charges                          6.5      15.76      3.73      4.04      4.89      5.46
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